EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Northwest Biotherapeutics, Inc. (a development stage company) of our report dated March 27, 2007, on our audit of the balance sheets of Northwest Biotheraputics, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, and for the period from March 18, 1996 (date of inception) to December 31, 2006. The Company’s financial statements for the period from March 18, 1996 (date of inception) through December 31, 2003, were audited by other auditors whose report, dated March 12, 2004, except as to Notes 1 and 12, which were as of April 26, 2004, expressed an unqualified opinion on those statements and included an explanatory paragraph that referred to substantial doubt about the Company’s ability to continue as a going concern. The other auditors’ report had been furnished to us, and our opinion, insofar as it related to the amounts included for such prior periods, was based solely on the report of such other auditors.
Our report, dated March 27, 2007, contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations since inception, has a working capital deficit, and has a deficit accumulated during the development stage. These conditions raise substantial doubt about Northwest Biotherapeutics, Inc.’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/S/ PETERSON SULLIVAN PLLC
November 16, 2007
Seattle, Washington